UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 2, 2020
Date of Report (date of earliest event reported)

BlackBerry Limited
(Exact name of registrant as specified in its charter)

Canada			001-38232	98-0164408
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

2200 University Ave East
Waterloo	Ontario	Canada		N2K 0A7
(Address of Principal Executive Offices)				(Zip Code)
(519) 888-7465
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BB	New York Stock Exchange
Common Shares	BB	Toronto Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas Eacobacci as President

On June 2, 2020, BlackBerry Limited (the “Company”) announced that Thomas Eacobacci, age 49, will become President of the Company with effect as of June 15, 2020.

Since January 2018, Mr. Eacobacci has been Senior Vice President, Americas of Citrix Systems, a provider of digital workspace, networking and analytics solutions, where he has been responsible for $2 billion of annual sales and services revenue and has managed a team of 1,100 of employees. He also served Citrix as Vice President, Sales Strategy & Operations from 2014 to 2017 and has held roles of increasing responsibility at the company since 2000.

The Company has entered into an letter agreement (the “Offer Letter”) with Mr. Eacobacci, pursuant to which he will receive an annual base salary of $600,000 and will participate in the Company’s annual Sales Incentive Pay (“SIP”) and Variable Incentive Pay (VIP”) programs, with an incentive target of 50% of his base salary under each program. Mr. Eacobacci will also be granted a long-term incentive equity award with a grant date value of $8,000,000, which will be divided equally between time-based and performance-based restricted share units. The time-based award will vest one-third each year on the anniversary of the grant date, subject to satisfying service conditions, and the performance-based award will vest after three years based on the achievement of the applicable performance metrics.

In the event that Mr. Eacobacci is terminated without just cause or resigns for good reason, the Company will pay his annual base salary for 12 months plus one additional month per completed year of service, to a maximum of 24 months (the “Severance Period”). During the Severance Period, his outstanding equity awards will continue to vest and the Company will continue his medical benefits, to the extent permitted. The Company will also pay Mr. Eacobacci his earned SIP and VIP payments for the fiscal year in which termination occurs.

In the event that Mr. Eacobacci is terminated without just cause or resigns for good reason within 24 months of a change of control of the Company, or during negotiations that result in a change of control, the Company will pay him a lump sum amount equal to two times his annual base salary plus two times his annual base salary multiplied by his target SIP and VIP percentage at the time. In addition, Mr. Eacobacci’s unvested time-based restricted share units will receive 36 months of accelerated vesting and, to the extent permitted, the Company will continue his medical benefits for 24 months.

Mr. Eacobacci will be entitled to participate in employee benefit programs generally made available to executive officers of the Company. The Company intends to enter into its standard form of indemnification agreement with Mr. Eacobacci.
There are no arrangements or understandings between Mr. Eacobacci and any other persons pursuant to which he was selected as President. There are also no family relationships between Mr. Eacobacci and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Eacobacci’s appointment is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	BlackBerry Limited press release dated June 2, 2020
104	Cover page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BlackBerry Limited

Date:	June 2, 2020	By:	/s/ Steve Rai
			Name:	Steve Rai
			Title:	Chief Financial Officer
3